Exhibit 99.1

From:	Trinity Place Holdings

Contact:	M18 Public Relations

Gina Faridniya – Gina@m18pr.com

LOWER MANHATTAN’S SOARING 77 GREENWICH STREET ACHIEVES SIGNIFICANT CONSTRUCTION MILESTONE
Unique Mixed-Use Project Also Awarded Highest Honor From New York Landmarks Conservancy

New York, NY – March 11, 2021 – Trinity Place Holdings Inc. (NYSE: TPHS), the New York-based real estate holding, investment and asset management company, today announced that its 77 Greenwich Street development, a boutique collection of 90 upscale residences, retail space and a public elementary school in the heart of Manhattan’s Financial District, has achieved an important construction milestone - its first Temporary Certificate of Occupancy (TCO) for the first six residential floors, as well as the lobby, mechanical rooms and portions of the cellar. This significant achievement demonstrates that major building systems are operational and finishes within the first tranche of apartments are complete.

“We’re pleased to announce that 77 Greenwich is rapidly approaching completion,” said Matthew Messinger, President and CEO of Trinity Place Holdings. “The project team worked tirelessly to overcome COVID-19-related obstacles and ensure the development is delivered on time and within budget. We’re very proud of the building’s progress and look forward to opening its doors to residents later this year.”

In addition to achieving TCO, Trinity has received the New York Landmarks Conservancy’s prestigious Lucy G. Moses Preservation Project Award for its restoration of the Robert & Anne Dickey House, a historic landmark built more than 200 years ago and one of New York City’s last remaining Federal-style buildings, which is located at the base of the 77 Greenwich development.

“We’re deeply honored by the Conservancy’s decision to award the restoration of the Dickey House with this impressive distinction,” said Messinger. “The adaptive reuse of historic landmarks plays a key role in New York City’s sustainability strategy, as well as within the 77 Greenwich development. As one of only seven pre-1810 houses located south of Chambers Street, the Dickey House will reemerge as part of a new public elementary school, ensuring that it will remain a fixture of the neighborhood for generations to come.”

Located at 67 Greenwich Street, the Federalist-era townhouse was built in 1810 for the merchant Robert Dickey, who lived there with his wife, Anne, and conducted business from the site until 1820. The property later belonged to Peter Schermerhorn, a ship chandler and director of the Bank of New York, who, along with his heirs, leased it to many prominent tenants. The Dickey House served an array of uses in the decades to follow, including as a boardinghouse, and received landmarks designation in 2005.

Now, in one of the most complex architectural conversions to take place in New York City, Trinity has carefully preserved and restored the Dickey House, seamlessly incorporating it into a new 450-seat public elementary school located at the base of 77 Greenwich. Envisioned by FXCollaborative, the celebrated architectural firm behind the recently opened Statue of Liberty Museum, 77 Greenwich is a 500-foot, 42-story tower of reflective glass rising from a cast stone base.

“The Dickey House has a remarkable biography: from proud merchant’s house of the early 1800’s to forgotten relic girded by skyscrapers in the 1920’s and to run-down hulk in the recent past,” said Dan Kaplan, FAIA, LEED AP, Senior Partner at FXCollaborative. “It is now burnished to its original glory and reborn as a public school in a thriving 24-7 community. Fronting on Elizabeth Berger Plaza, the Dickey House anchors the architectural composition of 77 Greenwich, creating a wonderful historic foil for the contemporary design of the new tower.”

The project team assisting with the preservation of the Dickey House also included Higgins Quasebarth & Partners, Thornton Tomasetti, and DeSimone Consulting Engineers.

The New York Landmarks Conservancy bestows the Lucy G. Moses Awards annually to recognize excellence in historic preservation. The awards are named after a generous and dedicated New Yorker whose contributions benefitted New York City during her lifetime, and continue to do so through her endowment in support of the awards program. A virtual awards ceremony to honor the 2020 recipients will be held on Thursday, May 6, 2021 at 6:00pm.

When finished, 77 Greenwich will be home to 90 luxury condominium residences, each with show-stopping water views and interiors by the renowned Deborah Berke Partners, along with a suite of well-crafted amenities, including an abundance of outdoor space. Closings are expected to begin in the coming months. When complete, the entrance to the new public elementary school will be on Trinity Place.

For more information about 77 Greenwich, please visit www.77greenwich.com

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ABOUT TRINITY PLACE HOLDINGS

Trinity Place Holdings Inc. (NYSE: TPHS)(the “Company”) is a real estate holding, investment, development and asset management company. The Company’s largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan. 77 Greenwich is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. The Company also owns a newly built 105-unit, 12-story multi-family property located at 237 11th Street in Brooklyn, New York, and, through joint ventures, a 50% interest in a newly built 95-unit multi-family property known as The Berkley, located at 223 North 8th Street, Brooklyn and a 10% interest in a newly built 234-unit multi-family property located one block from The Berkley at 250 North 10th Street also in Brooklyn, New York. In addition, the Company owns a property occupied by retail tenants in Paramus, New Jersey. In addition to its real estate portfolio, the Company also controls a variety of intellectual property assets focused on the consumer sector, a legacy of its predecessor, Syms Corp. The Company also had approximately $232.0 million of federal net operating loss carry forwards at December 31, 2020, which can be used to reduce its future taxable income and capital gains.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2019, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.